Bank 34 Expands Arizona Mortgage Banking Program Names Jim Lyddon Residential Mortgage Head

ALAMOGORDO, N.M., Sept. 24, 2015 /PRNewswire/ -- Bank 34 has announced the expansion of its mortgage banking program in Arizona and Albuquerque, New Mexico. Jim Lyddon has been named as the bank's new Director of Residential Lending, overseeing all aspects of Bank 34's residential mortgage programs across all geographic markets. Under this expansion, Bank 34 has added 22 full-time equivalent employees.

"This strategic step is consistent with our 80-year history of continually seeking to prudently expand our mortgage financing footprint geographically and competitively. Jim's proven mortgage banking leadership experience, spanning nearly 30 years of owning and managing mortgage firms regionally and nationally, provides an ideal fit for our next chapter," according to Jill Gutierrez, CEO of Bank 34.

Bank 34 recorded its best mortgage performance ever during the first two quarters of 2015 through its existing physical origination footprint in southern New Mexico; El Paso, Texas; Tucson and Maricopa County, Arizona. "As the complexities and financial requirements of the mortgage business continue to increase, executing a diligently-planned growth model on the already strong foundation of the Bank 34 franchise is a unique opportunity to set the standards and pace of positive change for our mortgage customers," stated Lyddon.

A full list of Bank 34 offices and loan originator contacts in New Mexico, Arizona and Texas will be forthcoming on the Bank's website at www.bank34.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions. Factors that could have a material effect on the operations of Alamogordo Financial Corp. (the "Company") and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the credit quality and composition of the loan and investment portfolios, competition, demand for loan products and for financial services in the Company's market area, changes in real estate market values in the Company's market area and the inability of third party providers to perform as required. Because of these and other uncertainties, the Company's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. The Company is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. The Company qualifies all of its forward-looking statements by these cautionary statements.

Contact: Jill Gutierrez, CEO, Bank 34 - 575.437.9334